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EXHIBIT 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-30280) pertaining to the iParty Corp. 1998 Incentive and Non-qualified Stock Option Plan and in the Registration Statement (Form S-8 No. 333-104127) pertaining to the Amended and Restated 1998 Incentive Nonqualified Stock Option Plan of iParty Corp. of our report dated February 21, 2003, except for Note 1 under the caption Restatement of Financial Information and Note 10 under the caption Liquidation Feature of Series A-F Convertible Preferred Stock, as to which the date is August 5, 2003, with respect to the consolidated financial statements of iParty Corp. included in the Annual Report (Form 10-KSB/A) for the year ended December 28, 2002.

/s/ Ernst & Young LLP

Boston Massachusetts
August 8, 2003

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  EXHIBIT 23.1
Consent of Ernst & Young LLP, Independent Auditors